Exhibit 10.5

June 2, 2019

John West

Re: Employment Terms

Dear John,

This Employment Terms letter agreement, including the exhibits hereto (the “Agreement”), confirms the terms and conditions of your continuing employment with Personalis, Inc. (“Personalis” or the “Company”).

Position Description

Your position with Personalis is Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). You will work at the Company’s corporate headquarters, and your duties will require business travel.

You will be expected to perform the customary duties of your position, duties specified in the Bylaws of the Company, and as may be required by the Board.

Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, except that if the terms of this Agreement conflict with such policies and practices, this Agreement will control. Personalis may change your duties and work location from time to time in its discretion.

Exclusive Employment

During your employment with the Company, you will devote your full business time, skill, and attention to your duties and responsibilities, and will perform them faithfully, diligently and competently, and you will use your best efforts to further the business of the Company. You will be expected to be available and working during the Company’s regular business hours, and such additional time as appropriate to manage your responsibilities.

While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity for which you receive remuneration, other than service on any board of directors which has been previously disclosed to the Company, without the prior written consent of the Company. During your employment with the Company, you agree that you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Salary

Your current salary is $500,000 annually, less applicable payroll tax withholding and deductions, and is subject to adjustment based on the Company’s compensation policies, as in effect from time to time.

1330 O’Brien Drive, Menlo Park, CA 94025 O: +1.650.752.1300 F: +1.650.752.1301 http://www.personalis.com

Annual Bonus

You are eligible to participate in the Company’s annual bonus plan, as adopted by the Board for each bonus year, with a bonus of up to 70% of your base salary, and a target amount of the bonus for target levels of performance equal to 40% of your annual salary, less applicable payroll tax withholding and deductions.

Long Term Bonus

You are eligible to earn a lump sum cash bonus (the “Long Term Bonus”) upon the earlier to occur of (a) the effective date of a “Change in Control” and (b) the last day of the applicable period (set forth below) in which the Company achieves a valuation of $1 billion (such valuation achievement, the “Valuation Trigger”), subject in all cases to your continued employment through such earlier date. The Long Term Bonus will be equal to the product of (x) 1% and (y) the difference between (i) (A) in the case of a Change in Control, the net present value for financial accounting purposes, calculated at the closing of the Change in Control, of the “Total Consideration” or (B) in the case of a Valuation Trigger, the “Valuation” of the Company and (ii) the aggregate number of dollars invested in connection with the sale of the Company’s equity securities in all future financings from the date of the Company’s inception through the date of a Change in Control or Valuation Trigger. While the Company remains private, the “Valuation” will be calculated as ten (10) times the GAAP revenue achieved over the trailing twelve (12)-calendar-month period (the applicable period). After the Company has completed an initial public offering of a class of the capital stock of the Company, the “Valuation” will be calculated as (x) the average closing price per share over the trailing thirty (30) calendar days (the applicable period) multiplied by (y) the number of outstanding shares of the applicable class of publicly traded stock, as calculated on a fully diluted basis (that is, as if all outstanding warrants and granted compensatory awards had been issued). The Company and you believe that, as of the date of this Agreement, each of both possible Valuation Triggers and the closing of a Change in Control reflect a “substantial risk of forfeiture” for purposes of Treasury Regulations Section 1.409A-1(b)(4). In order to ensure timely payment of any earned Long Term Bonus, the Board will determine on at least a quarterly basis, and not later than the first day of the third month of each calendar quarter during your employment, whether the Long Term Bonus has become vested.

The Long Term Bonus will be paid in a lump sum, subject to payroll withholding and deduction, within sixty (60) days following the applicable triggering event, and in all cases not later than the fifteenth (15th) day of the third month following the end of the calendar year in which the Long Term Bonus vests (that is, the calendar year in which the triggering event occurs) so that this Long Term Bonus is paid in accordance with Treasury Regulation Section 1.409A-1(b)(4). If the Valuation Trigger is the vesting event, the Long Term Bonus will be paid in shares of the Company’s common stock having a fair market value equal to the earned Long Term Bonus, less that number of whole shares withheld by the Company to cover the applicable minimum tax withholding obligation. If a Change in Control is the vesting event, the Long Term Bonus will be paid to you in the same mix of cash, securities and any other property as received by other stockholders in the Change in Control.

1330 O’Brien Drive, Menlo Park, CA 94025 O: +1.650.752.1300 F: +1.650.752.1301 http://www.personalis.com

For purposes of this Agreement, “Change in Control” means the consummation of a transaction or series of transactions that results in any of the following: (a) a merger, consolidation or similar corporate transaction involving (directly or indirectly) the Company and, immediately following which the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar corporate transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar corporate transaction; or (b) a sale or other disposition of all or substantially all of the consolidated assets of the Company that occurs over a period of not more than twelve (12) months. However, a Change in Control will not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. In addition, no transaction will be a Change in Control unless it is also “change in ownership of a corporation” or “change in ownership of a substantial portion of a corporation’s assets” as defined under in Treasury Regulations Sections 1.409A-3(i)(5)(v) and (vii) without regard to any alternative definitions thereunder.

For purposes of the Long Term Bonus, “Total Consideration” means, as determined by the Board in its sole discretion, the sum of any cash and the fair market value of any securities and other property which can reasonably be expected to be paid to the Company and/or its equity security holders upon or within twenty-four (24) months of such Change in Control (which shall include escrow payments, milestone payments, delayed purchase payments and earn-outs), after the payment of transaction fees and expenses (including, without limitation, payments to investment bankers and attorneys) and net of any cash received pursuant to the payment of any stock option or warrant exercise price in connection with the Change in Control, that would be, but for the existence of the Long Term Bonus, legally available for payment or distribution at or after the closing of the Change in Control to the Company and/or its equity securityholders in respect of the assets and/or the equity securities of the Company, including any cash, securities or property, the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future events, circumstances and/or conditions (such as amounts of consideration subject to an escrow, a purchase price adjustment, an earn-out or indemnity claims) (“Contingent Consideration”). The Board will determine in good faith the value of the Total Consideration, including any portion of the Total Consideration that is Contingent Consideration, as of the closing of the Change in Control (taking into account appropriate discounts for time value of money, risk of forfeiture, non-achievement of future payment milestones and other contingencies).

Benefit Programs

As a Company employee, you will continue to be eligible to participate in the applicable employee benefit programs in accordance with their terms, as may be offered by Personalis from time to time in its discretion. The foregoing notwithstanding, the Company agrees to provide you with, at a minimum, long-term and short-term disability coverage in an amount of at least $179,375 in annual benefits. You are eligible to accrue and use Paid Time Off (“PTO”) or vacation/sick time in accordance with the terms of the Company’s standard PTO policy and practices, as such policies and practices are established and updated from time to time, but in no event at a rate that is less than twenty (20) days per year.

1330 O’Brien Drive, Menlo Park, CA 94025 O: +1.650.752.1300 F: +1.650.752.1301 http://www.personalis.com

“At-Will” Employment

Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time, for any lawful reason or no reason, and with or without cause or advance notice. The “at will” nature of your employment relationship may only be modified in an express written agreement signed by you and the Company.

Severance

You are eligible to receive severance benefits in accordance with the Executive Severance Agreement attached hereto and incorporated as Exhibit A.

Change in Control Vesting

If a Change in Control occurs during your employment with the Company, the Company will accelerate the vesting of each of your then outstanding equity compensation awards as to the number of then-unvested shares subject to each such award that would have become vested, in the ordinary course, within the first twelve (12) months following the Change in Control, effective as of immediately prior to the closing of the transaction (the “Change in Control Accelerated Vesting”).

Confidential Information

You agree to sign and comply with the Company’s standard Employee Confidential Information and Invention Assignment Agreement.

Arbitration

You and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Jose, California by JAMS, Inc. (“JAMS”) or its successors. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you and the Company each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’s then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.

1330 O’Brien Drive, Menlo Park, CA 94025 O: +1.650.752.1300 F: +1.650.752.1301 http://www.personalis.com

Entire Agreement; Modification

This Agreement, together with its exhibits, forms the complete and exclusive statement of the terms of your continuing employment with the Company, and supersedes any and all other agreements or promises made to you by anyone, whether oral, written or implied, including without limitation that certain Executive Employment Agreement dated August 4, 2011 between you and the Company (the “Prior Agreement”). You agree and acknowledge, in consideration of your continuing employment and the compensation and benefits provided to you by the Company, that your continuing employment pursuant to the terms of this Agreement does not constitute and shall not be deemed for any purpose to be a termination of employment giving rise to severance or other payments under the Prior Agreement or otherwise.

Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by Personalis.

Sincerely,

Jonathan MacQuitty

Chair of the Board of Directors

Accepted and agreed this 2nd day of June, 2019

/s/ John West
John West

1330 O’Brien Drive, Menlo Park, CA 94025 O: +1.650.752.1300 F: +1.650.752.1301 http://www.personalis.com

EXHIBIT A

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is entered into as of June 2, 2019, by and between John West (“Executive”) and Personalis, Inc. (the “Company”). This Agreement is intended to provide Executive with certain benefits described herein upon the occurrence of specific events.

RECITALS

A. The Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its shareholders to retain Executive and provide incentives to Executive to continue in the service of the Company.

B. The Board further believes that it is imperative to provide Executive with certain benefits upon termination of Executive’s employment, which benefits are intended to provide Executive with financial security and sufficient income and encouragement to Executive to remain with the Company.

C. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Executive, to agree to the terms provided in this Agreement.

Now, therefore, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

1. At-Will Employment; Severance Benefits. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without Cause or advance notice. Similarly, Executive may resign Executive’s employment at any time, with or without advance notice, and with or without Good Reason. Executive shall not receive any compensation of any kind, including, without limitation, equity award vesting acceleration and severance benefits, following Executive’s last day of employment with the Company, except as expressly provided herein.

(a) Involuntary Termination. If Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of death or disability), or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following “Severance Benefits”:

(i) The Company shall pay a lump sum cash payment equal to twelve (12) months of Executive’s base salary in effect as of the date of Executive’s employment termination (ignoring any reduction that results in Good Reason), subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in a lump sum on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed below) has become effective.

(ii) Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. If Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. If the Company pays the Special Cash Payments, no payment will be made prior the sixtieth (60th) day following the Separation from Service; on the sixtieth (60th) day following Executive’s Separation from Service, the Company will make the first payment to Executive under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to Executive through such date had the Special Cash Payments commenced on the date otherwise determined under this paragraph, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

(iii) In addition to the Change in Control Accelerated Vesting (if applicable), as defined in that certain Employment Terms letter agreement between Executive and the Company of even date herewith, the Company will accelerate the vesting of each of Executive’s then outstanding equity compensation awards as to the number of then-unvested shares subject to each such award that would have become vested, in the ordinary course, within the first twenty-four (24) months following his Separation from Service, effective as of the date of the Separation from Service.

(b) Conditions to Severance Benefits. The receipt of any Severance Benefits under this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) that is effective not later than the sixtieth (60th) day following Executive’s Separation from Service. No Severance Benefits will be paid unless the Separation Agreement becomes effective. As an additional condition to the receipt of the Severance Benefits, Executive must also resign from all director, officer and other positions Executive then holds with the Company and any of its affiliates.

(c) Definitions.

(i) Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (A) Executive’s gross negligence or knowing and willful action which is or is likely to be materially injurious to the Company; (B) any intentional act by Executive in connection with his responsibilities as an employee constituting fraud or a felony crime; (C) Executive’s consistent failure to report for work or perform his duties as directed by the Company’s Board of Directors; (D) persistent or repeated material breach of this Agreement or any agreement between Executive and the Company; (E) Executive’s becoming disqualified from holding office through his own act or omission; (F) an unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; or (G) a material failure by the Executive to comply with the Company’s written policies or rules which is or is likely to be materially injurious to the Company; provided, however, that in any such event, there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has committed one of the acts set forth in clauses (A)-(G) above and provides Executive with thirty (30) days to take corrective action (which may include any suspension period).

(ii) Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (A) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least ten percent (10%) of Executive’s base salary (provided, however, that such reduction will not be considered “Good Reason” if made in connection with an across-the-board salary reduction affecting all members of management); (B) a material reduction in Executive’s duties, responsibilities and/or authority, or a requirement that Executive report to a corporate officer rather than directly to the Board; (C) a relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or (D) a material breach by the Company of this Agreement. In order to resign for Good Reason, Executive must provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company effective not later than thirty (30) days after the expiration of the cure period. Executive understands and agrees that the requirement for Executive’s performance of services within twenty (20) miles of Palo Alto, California does not give rise to Good Reason.

2. Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), 1.409A-1(b)(6) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation from Service, then (a) the Severance and Special Cash Payment, to the extent that they are subject to Code Section 409A, will commence or be paid (as applicable) on the first business day following (i) expiration of the six (6)-month period measured from Executive’s Separation from Service or (ii) the date of Executive’s death and (b) the installments (if any) that otherwise would have been paid prior to such date will be paid in a lump sum when the payments commence.

3. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement (or portion thereof) concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement (or portion thereof) shall be deemed null and void.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 3(g) shall be void.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

/s/ John West
John West

Date:	June 2, 2019

PERSONALIS, INC.

By:	/s/ Jonathan MacQuitty
Jonathan MacQuitty Chair of the Board of Directors

Date:	June 2, 2019